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                                                                     EXHIBIT 2.4



THIS AGREEMENT IS MADE the 29th day of April, 1998


BETWEEN: (1)  TURQUOISE INVESTMENTS LTD of P.O. Box 694,George Town,
              Grand Cayman, Cayman Islands (the "Vendor")

AND      (2)  AMKOR TECHNOLOGY, INC. a Delaware Corporation of 1345
              Enterprise Drive, West Chester, Pennsylvania 19380 (the
              "Purchaser")


WHEREAS:-

The parties wish to record the arrangements made between them in relation to the sale by the Vendor to the Purchaser of 4,085,000 Shares of US$0.01 nominal value each (the "Shares") of Amkor International Holdings (the "Company"), beneficially and legally owned by the Vendor.

NOW IT IS HEREBY AGREED as follows:

1. The Vendor shall sell and the Purchaser shall purchase the legal and beneficial interest in the Shares effective on the date hereof (the "Closing Date"). On the Closing Date, the Purchaser shall issue to the Vendor 4,085,000 shares of stock of US$0.01 par value each of the Purchaser (the "Purchaser Shares"), issued as fully paid and non assessable, and the receipt by the Vendor of the Purchaser Shares issued by the Purchaser shall be good and sufficient discharge of the obligation of the Purchaser to pay the purchase price for the Shares and the receipt by the Purchaser of the Shares issued by Vendor shall be good and sufficient discharge of the obligation of the Purchaser to pay the purchase price for the Purchaser Shares.

2.      The Vendor hereby represents, warrants and acknowledges that:-

        (a) The Vendor is the legal and beneficial owner of the Shares (having the nominal value described in the recital set out above and being fully paid) and has absolute right to sell, assign, convey, transfer and deliver the beneficial and legal title in such Shares which are free and clear of any liens, claims or encumbrances;

        (b) The Vendor has duly executed and delivered this Agreement and this Agreement constitutes valid, legal and binding obligations of the Vendor enforceable against the Vendor in accordance with its terms;

        (c) The Vendor has, so far as it is aware, complied with all applicable laws and regulations in any relevant jurisdiction with regard to the acquisition and transfer of


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                the Shares.

3.      The Purchaser hereby represents, warrants and acknowledges that:

        (a) The Purchaser has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Purchaser Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.

        (b) All corporate action on the part of the Purchaser, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Purchaser, the authorization, sale, issuance and delivery of the Purchaser Shares and the performance of all of the Purchaser's obligations hereunder have been or will be taken prior to the Closing Date.

        (c) This Agreement, when executed and delivered by the Purchaser, constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        (d) The Purchaser Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

        (e) The Purchaser Shares will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Purchaser Shares are subject to restrictions on transfer under state and/or federal securities laws and this Agreement.

4. The parties hereto shall be responsible for their own costs in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby.

5. The obligations of the Vendor under this Agreement will continue after payment of the purchase price of the Shares.

6. The Purchaser acknowledges that in entering into this Agreement, it has not relied upon any representation and warranty given by the Vendor except as set out in Clause 2 above and in Exhibit A hereto, and the Vendor acknowledges that in entering into this Agreement, it has not relied upon any representation and warranty given by the Purchaser except as set out in Clause 3 above.

7. Neither the Purchaser Shares nor any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way except in accordance with the provisions


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                                      -3-

        of this Agreement. Any transferee of the Purchaser Shares shall agree to be bound by the terms of this Agreement. The Vendor agrees to execute and deliver to Purchaser, concurrently with execution and delivery of this Agreement, the Investment Representation Statement attached hereto as EXHIBIT A.

8.      (a)     Vendor understands and agrees that Purchaser shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Purchaser Shares together with any other legends that may be required by Purchaser or by applicable state or federal securities laws:

                THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

        (b) Stop-Transfer Notices. Vendor agrees that, in order to ensure compliance with the restrictions referred to herein, Purchaser may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if Purchaser transfers its own securities, it may make appropriate notations to the same effect in its own records.

        (c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Purchaser Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Purchaser Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Purchaser Shares shall have been so transferred.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed originals, all of which together shall constitute one and the same instrument.

10. This Agreement shall be binding on and inure for the benefit of the parties hereto and their respective successors and the parties each agree that they may not assign or transfer any of their rights and obligations under this Agreement.

11.     Every notice and communication under this Agreement shall:-

        (a) be in writing, delivered personally or by prepaid letter, telex or telecopier;

        (b) be deemed to have been received in the case of a telex or telecopier at the time of dispatch (provided that if the date of dispatch is not a business day in the country of


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                the addressee, it shall be deemed to have been received at the opening of business on the next such business day and in the case of a letter, when delivered personally or seven days after being put into the post, prepaid airmail), and

        (c) be sent to the address of the relevant party given above or to such other address notified for that purpose and in the case of a telecopy or telex, such number as may have been notified from time to time for such purpose.

12. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

13. In relation to any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings"), the Vendor and the Purchaser irrevocably submit to the jurisdiction of the courts of the Cayman Islands and waive any objection to Proceedings in such courts, whether on the grounds that the Proceedings have been brought in an inconvenient forum or otherwise. This submission shall not affect the right of the Vendor or the Purchaser to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any other court of competent jurisdiction preclude any party from taking Proceedings in any other court of competent jurisdiction (whether concurrently or not).

IN WITNESS WHEREOF this Agreement has been executed on the date first above mentioned.



Signed for and on behalf of                     )
TURQUOISE INVESTMENTS LTD                       )
                                                )

by: per pro Commerce Corporate Services Limited )
    /s/ Richard McMillan                        )
    ----------------------                      )



Signed for and on behalf of                     )
AMKOR TECHNOLOGY, INC.                          )
by: /s/ James J. Kim                            )
    ----------------------


                                    EXHIBIT A

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                       INVESTMENT REPRESENTATION STATEMENT

Vendor                  :           Turquoise Investments Ltd.

Purchaser               :           Amkor Technology, Inc.

Securities              :           Common Stock

Amount                  :           4,085,000 Shares of Common Stock

In connection with the purchase of the above-listed Securities, the undersigned Vendor represents to Purchaser the following:

        (a) Vendor is aware of Purchaser's business affairs and financial condition and has acquired sufficient information about Purchaser to reach an informed and knowledgeable decision to acquire the Securities. Vendor is acquiring these Securities for investment for Vendor's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT").

        (b) Vendor acknowledges and understands that the Securities constitute "restricted securities" under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Vendor's investment intent as expressed herein. In this connection, Vendor understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Vendor's representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Vendor further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Vendor further acknowledges and understands that Purchaser is under no obligation to register the Securities. Vendor understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to Purchaser and any other legend required under applicable state securities laws.

        (c) Vendor is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. The provisions of Rule 144 require the resale to occur not less than one year after the later of the date the Securities were sold by Purchaser or the date the Securities were sold by an affiliate of Purchaser, within the meaning of Rule 144; and, in the case of acquisition of the


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Securities by an affiliate, or by a non-affiliate who subsequently holds the
Securities less than two years, the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about Purchaser, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

        (d) Vendor further understands that in the event all of the applicable requirements of 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Vendor understands that no assurances can be given that any such other registration exemption will be available in such event.


                                    Signature of Vendor:
                                    per pro Commerce Corporate Services Limited
                                    /s/ Richard McMillan
                                    -----------------------------------------
                                    Signature of Authorized Signatory

                                    Richard McMillan
                                    -----------------------------------------
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